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                          FIRST OTTAWA BANCSHARES, INC.

                 OFFER TO PURCHASE FOR CASH A MAXIMUM OF 87,719
                        SHARES OF ITS COMMON STOCK AT A
                       PURCHASE PRICE OF $57.00 PER SHARE

December 6, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         First Ottawa Bancshares, Inc., a Delaware corporation (the "Company"), is making an offer to purchase for cash up to a maximum of 87,719 shares of its common stock, $1.00 par value (the "Shares"), at a price of $57.00 net per Share and upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 6, 1999, and in the related Letter of Transmittal (which together constitute the "Offer").

         We enclose copies of the following documents:


         1.       Offer to Purchase dated December 6, 1999.

         2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         3. Letter dated December 6, 1999, from Joachim J. Brown, Chief Executive Officer, to stockholders of the Company;

         4. Letter of Transmittal for your use and for the information of your clients;

         5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         6        Return envelope addressed to First Ottawa Bancshares, Inc.

         Please advise us as to how many additional copies of the tender offer documents you will require for distribution to your clients by contacting the Depositary, The First National Bank of Ottawa, 701-705 LaSalle Street, P.O. Box 657, Ottawa, Illinois 61350, Attention: Corporate Secretary.

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         No fees or commissions will be payable to brokers, dealers or any other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. Please forward all invoices for reimbursement to The First National Bank of Ottawa, 701-705 LaSalle Street, P.O. Box 657, Ottawa, Illinois 61350, Attention:
Corporate Secretary.

         We urge you to contact your clients as promptly as possible. The Offer, proration period and withdrawal rights expire at 12:00 midnight, Eastern time, on Monday, January 10, 2000, unless the Offer is extended.

         Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to The First National Bank of Ottawa, 701-705 LaSalle Street, P.O. Box 657, Ottawa, Illinois 61350, Attention: Corporate Secretary.

Very truly yours,

FIRST OTTAWA BANCSHARES, INC.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.












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